Exhibit 15.1

26 April 2024

Matter No.: 838216

Doc Ref: PL/BXC/jm/109756430

+852 2842 9551
Paul.Lim@conyers.com

+852 2842 9403
Beverly.Cheung@conyers.com

The Directors

Ebang International Holdings Inc.

12 Marina View, #20-02B

Asia Square Tower 2

Singapore, 018961

Dear Sirs,

Re:	Ebang International Holdings Inc. (the “Company”)

We refer to the annual report of the Company for the fiscal year ended 31 December 2023 on Form 20-F (the “Annual Report”) to be filed with the U.S. Securities Exchange Commission (the “Commission”) pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about 26 April 2024 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the Annual Report and to the inclusion therein of the reference to our name under the heading “Item 10. Additional Information - E. Taxation - Cayman Islands Taxation” in the Annual Report in the form and context in which they appear.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman